EXHIBIT 10.75

                                SUPPLY AGREEMENT

      THIS SUPPLY AGREEMENT (this "Agreement") dated as of December 31, 1998, is between US Liquids of Texas, Inc., a Texas corporation ("USLT"), and MESA PROCESSING, INC., a Texas corporation ("MESA").

                                   WITNESSETH:

      WHEREAS, USLT is in the business of collecting, transporting and processing fats and oils at various facilities;

      WHEREAS, on the date hereof, MESA has acquired certain of the assets of USLT relating to the marketing of yellow and brown grease products; and

      WHEREAS, MESA desires to purchase and USLT desires to sell to MESA all of the yellow and brown grease products processed by USLT, or its affiliates, in accordance with the terms and provision set forth herein.

      NOW, THEREFORE, in consideration of the premises and the agreements contained herein, and for other good and valuable, the receipt and sufficiency of which are hereby acknowledged for all purposes, MESA and USLT hereby agree as follows.

1.    SALE AND PURCHASE OF PRODUCTS

USLT shall, and shall cause its affiliates to, sell and MESA shall purchase yellow grease products ("Yellow Grease") and brown grease products ("Brown Grease") meeting the specifications (the "Specifications") attached hereto as
EXHIBIT I (the "Products").

USLT further grants MESA a right of first purchase with respect to all Products it produces at any USLT Facilities which do not conform to the Specifications. Unless the parties have otherwise mutually agreed, prior to any sale by USLT of Products which do not meet the Specifications, USLT shall provide MESA with at least 72 hours prior notice of the availability of such non-conforming Products for sale and the terms of such proposed sale. If MESA desires to purchase such non-conforming Products, it shall promptly notify USLT of such intent to purchase and shall consummate such purchase and take delivery in accordance with the terms hereof.

2.    TERM

The initial term of this Agreement shall commence on the date hereof and extend for a period of one year; PROVIDED, HOWEVER, that the Agreement shall automatically be extended after the initial term for up to four consecutive additional periods of twelve months each unless (i) MESA shall give written notice at least 90 days prior to the expiration of the then current term of its intent to terminate this Agreement, or (ii) the agreement shall be earlier terminated as otherwise provided herein.

3.    QUANTITY
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USLT will supply and MESA shall purchase from USLT all Products produced at any processing facilities of USLT or its affiliates (the "Facilities") in accordance with the terms hereof. MESA acknowledges that USLT cannot guarantee the availability of any absolute quantity of Product for purchase by MESA hereunder during any month during the term hereof. To the extent USLT produces Yellow Grease and Brown Grease products during the term hereof, USLT will use reasonable efforts to produce Products that meet the Specifications.

4.   DELIVERY AND TRANSPORTATION

MESA agrees to diligently take delivery of Products from the Facilities in such a manner and at such times that the aggregate supply of either yellow grease or brown grease Products stored by USLT at any such Facility shall not exceed 150,000 pounds of such type of Product at any single Facility. In the event that any of the Facilities at any time during the term hereof experiences supply of either type of Product in excess of such volumes, Seller shall notify MESA of such excess supply, which notice may be verbal with a confirmation faxed to MESA, and MESA shall promptly dispatch railcars or tank trucks to take delivery of such excess Products. If MESA has not taken delivery of the excess products within 48 hours from the time of notification, USLT may sell or otherwise dispose of any excess Products in any reasonable manner. MESA shall be responsible for payment to USLT of the reasonable difference, if any, between the sale price for such Products sold by USLT and the amount USLT would have received if sold to and delivery taken by MESA as provided in this Agreement plus all actual costs and expenses incurred by USLT in connection with such sale or disposal, including without limitation, all shipping, insurance, taxes, disposal fees and other costs. Any such amount due and owing from MESA will be included in the next or subsequent USLT invoice to MESA.

USLT shall deliver Products hereunder, FOB the relevant Facility, into railcars or tank trailers supplied by MESA. All deliveries of Product into tank trailers shall be documented by weight tickets and bills of lading prepared by USLT. All deliveries of Products into rail cars shall be documented by weight tickets obtained by MESA from a third party weigh station located not more than 100 miles from the relevant Facility. MESA shall, within 48 hours of the time MESA receives a third party rail weight ticket, provide to USLT a copy of the third party rail weight ticket. In the event USLT does not receive a copy of such third party rail weight ticket within five days from the date of delivery, USLT may invoice MESA based upon the maximum load capacity of the type of railcar to which delivery was made assuming 7.4 lbs per gallon of Product, which invoice shall be adjusted (by issuance of a credit to MESA) to reflect the actual amount delivered if MESA delivers a third party rail weight ticket for such shipment to USLT within 21 days of the date of delivery.

In the event MESA may reasonably request delivery to railcars from a facility that can not accomodate rail traffic, MESA shall designate by written order to USLT, at least 48 hours prior to the required delivery, the location of a rail spur within 25 miles of the relevant facility and the quantity, grade and time for delivery. USLT shall deliver or arrange for the delivery of the ordered Products to such railcars and shall include the actual cost reasonably incurred by USLT for such delivery in its invoice for such Products. USLT shall not be obligated to remain at the designated delivery site for more than two hours from the delivery time designated in the notice.
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Risk of loss and title to Product (or other non-conforming grease products purchased by MESA) shall pass to MESA upon loading into such rail cars or tank trailers. Once loaded into railcars or tank trailers, MESA shall be responsible for all costs, obligations and liabilities associated with transportation of Product.

5.    PRICE

MESA shall pay to USLT the following prices for Products purchased during any calendar month during the term of this Agreement:

      YELLOW GREASE:          The weighted average1 of the average daily
                              price reported for (Yellow) grease for the New
                              York, Chicago, Gulf and Los Angeles markets as published in each edition of FATS AND OILS
                              BULLETIN by Jacobsen Publishing Co. during the immediately preceding month.

      BROWN GREASE:           The weighted average1 of the price quotes for
                              Chicago (Brown) grease as published in each edition of FATS AND OILS BULLETIN by Jacobsen
                              Publishing Co. during the immediately preceding month.

      (1) For purposes of the foregoing, such average daily prices shall be weighted for the number of days that such pricing remains applicable (i.e. the number of days during such calendar month that such published pricing quotes remain as the most current published prices until superceded by a new published price).

In the event MESA purchases Yellow Grease or Brown Grease from any facility operated by a third party within 100 miles of any of the Facilities, and such price per pound exceeds the applicable price per pound for Yellow Grease or Brown Grease, as the case may be, during such applicable month as set forth in this Section 5, MESA agrees to pay an equal price to USLT for all quantities of Yellow Grease or Brown Grease, as the case may be, produced by and purchased from USLT by MESA during such month. Notwithstanding the foregoing, MESA shall not be obligated to pay such greater price for quantities of Yellow Grease in any month in which the quantity of Brown Grease produced by USLT at the Facilities exceeds the quantity of Yellow Grease produced by USLT at the Facilities.

Any purchases of nonconforming grease products shall be pursuant to mutually agreed upon pricing and terms.

USLT shall invoice MESA on a shipment by shipment basis for Product purchased hereunder. Such invoices shall intially, through August 31, 1999, be due and payable within sixty days of receipt by MESA from USLT of its invoice. Thereafter, such invoices shall be due and payable within forty-five days of receipt by Mesa.
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6.    NOTICES

All notices under this Agreement shall be deemed to be properly given with the postmarked date governing when (i) sent by U.S. Mail, with postage prepaid, AND
(ii) sent by facsimile transmission, both addressed as follows:

If to MESA:             MESA PROCESSING, INC.
                        P.O. Box 4247
                        Ft. Worth, TX 76164
                         Attn: Thomas Blanton, President
                        FAX: (817) 624-1690

If to USLT:             US LIQUIDS OF TEXAS,  INC.
                         411 N. Sam Houston Parkway East
                        Suite 400
                        Houston, Texas 77060
                        Attn: Sean Kelley, Vice President
                        FAX: (281) 272-4546

7.    CONFIDENTIALITY.

The parties agree that during the term of this Agreement and for two years following the termination of this Agreement, any information of a confidential or proprietary nature which is disclosed by any party hereunder to the other party or which relates in any way to the activities undertaken by the parties under this Agreement shall be held in confidence for the exclusive use and benefit of the parties. The parties shall not divulge or communicate to any person or entity or exploit for any purpose whatever any confidential information disclosed to it by another party, or any confidential information obtained or produced in relation to this Agreement. This prohibition will not prevent the disclosure of confidential information to (1) directors, officers, employees or advisers engaged by any of the parties in connection with the foregoing who are bound to maintain the confidentiality of such confidential information, (2) a judicial, governmental or other authority having jurisdiction, or (3) a recognized stock exchange in accordance with its requirements. Information will not be deemed confidential for these purposes if such information (i) is available to the public other than as a result of disclosure by one of the parties to this Agreement, (ii) was or is available from another source which did not receive such information either directly or indirectly from a party to this Agreement, (iii) was already known to the party at the time the information was provided to such party, or (iv) is independently developed or acquired without being in breach of any obligation hereunder. In addition, subject to the terms of this Section 7, each party may use any confidential information jointly developed under this Agreement for its own internal purposes.

The contents and timing for any press releases and formal announcements regarding any of the matters provided for in this Agreement shall require the prior written approval of each of the parties, which approval shall not be unreasonably withheld. Notwithstanding the above, nothing herein shall prevent a party from issuing press releases and formal announcements that such party reasonably believes are required by law or the rules of any recognized stock exchange;
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provided, however, that unless such party determines that it is required to immediately issue a release or announcement, such party shall inform the other thereof beforehand and further provided that any party will be entitled to require that its name be withheld from such press release or public announcement.

8.    WARRANTIES; REMEDIES; LIMITATION OF LIABILITY.

USLT hereby warrants to MESA (i) that it will convey to MESA good title to all Products (and nonconforming grease products) purchased hereunder, free and clear of all liens, encumbrances and security interests, and (ii) that all Product will conform to the Specifications. EXCEPT AS SET FORTH ABOVE IN THIS SECTION, USLT MAKES NO OTHER WARRANTIES, INCLUDING WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, WITH RESPECT TO PRODUCT SOLD HEREUNDER.

If USLT breaches the foregoing warranty with regard to any Product purchased hereunder, USLT's sole liability and MESA's sole remedy shall be as follows:
USLT shall, at its sole expense, (i) replace the non-conforming Product with Product conforming to such warranty; or, at MESA's option, (ii) refund the purchase price.

USLT shall also reimburse MESA for any reasonable costs incurred by MESA, less any proceeds received by MESA, to return, store, transport or dispose of non-conforming goods. USLT shall, however, have no liability to MESA under this paragraph if MESA fails to notify USLT of such non-conformity (i) within 10 days after date of delivery or (ii) if the non-conformity is not reasonably discoverable within that time period, then within 10 days after the date on which the non-conformity was or should have been discovered.

IN NO EVENT SHALL EITHER PARTY BE LIABLE UNDER THIS AGREEMENT FOR INCIDENTAL, SPECIAL, CONSEQUENTIAL OR PUNITIVE DAMAGES FOR ITS FAILURE TO HAVE PERFORMED ANY OBLIGATION UNDERTAKEN OR IMPOSED UNDER THIS AGREEMENT.

9.    TERMINATION.

In case either party shall breach this Agreement by failing to comply with any of the terms and conditions hereof, then the other party shall give notice in writing specifying the breach complained of, and if the same not be remedied within 10 days from the time such notice is given, this Agreement may be canceled by the non-breaching party.
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10.   FORCE MAJEURE.

Neither party shall be liable under this Agreement for delays or other non-performance caused by any unusual occurrence beyond the party's reasonable control, including, but not limited to, war, fire, strikes or other labor troubles, unforeseeable breakage of equipment, accidents beyond the control of either party, acts of God, and unforeseeable actions of governmental authority, laws, rules and/or regulations. Upon the occurrence of an event of force majeure, the party affected thereby shall give prompt notice to the other party of such and shall thereafter undertake all commercially reasonable efforts to remedy and/or mitigate the event of force majeure. In the event of an event of force majeure declared by either party, the term of this Agreement shall be extended automatically for a period equal in length to the period of the force majeure.

11.   RELATIONSHIP OF THE PARTIES.

Nothing in this Agreement shall be construed or implied to create a joint venture, partnership, agency or other fiduciary or other relationship between USLT and MESA. The sole relationship between the parties hereto is that of vendor and vendee.

Each party reserves the exclusive right to exercise complete control over and/or direction of its employees, agents, representatives and subcontractors in connection with this Agreement and the work to be performed hereunder. Neither party shall have any authority to employ any person as employee, agent, representative, or subcontractor for or on behalf of the other party for any purpose.

Neither party shall make any representations on behalf of the other party, nor shall either party assume or create any obligation, expressed or implied, on behalf of the other party.

12.   RESTRICTION ON CERTAIN INTERNATIONAL SALES.

MESA agrees that under no circumstances will it knowingly divulge any of the information obtained under this Agreement or transfer any Products marketed under this Agreement to national persons or entities of the following nations, nor will it permit or authorize the transfer or shipment, direct or indirect, of any Products to these nations: the Democratic Peoples' Republic of Korea (sometimes referred to as North Korea), Cuba, Libya, Iraq or Iran.

13.   INDEMNIFICATION.

Each party shall be responsible for and indemnify the other party against all losses, claims, expenses or damages suffered by the other party that result in any way from any accident, injury, or damage either to person or property or from death of any persons by reason of any act or omission on its part and related to the subject matter of this Agreement.
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14.   GOVERNING LAW.

This contract shall be governed by and construed in accordance with the laws of the State of Texas.

15.   ASSIGNMENT.

Neither MESA nor USLT shall assign this contract or any rights hereunder other than to a corporate affiliate or successor to essentially the entire relevant line of business without the prior written consent of the other party, which consent shall not be unreasonably withheld.

16.   NON-WAIVER.

Failure of USLT or MESA to exercise any rights under this Agreement upon one occasion shall not waive USLT's or MESA's right to exercise the same on another occasion.

17.   COMPLETE AGREEMENT; AMENDMENT.

This Agreement constitutes the complete and entire agreement between the parties hereto, and supersedes any previous communications, representations or agreements, whether verbal or written, with respect to the subject matter hereof.


IN WITNESS WHEREOF, the parties have caused this Agreement to be executed in duplicate as of this 31st day of December, 1998.


US LIQUIDS OF TEXAS, INC.

By:____________________________________
      Sean Kelley, Vice President


MESA PROCESSING, INC.

By:____________________________________
      Thomas B. Blanton, President
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                                    EXHIBIT I

                                  YELLOW GREASE


            Free Fatty Acids                          o   15%
            Moisture, Impurities and Unsaponifiable   o    2%



                                  BROWN GREASE

            Free Fatty Acids                          o   85%
            Moisture, Impurities                      o    2%
            Unsaponifiable                            o    3%